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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*



                     BlackRock Corporate High Yield Fund VI
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                  Common Stock
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)



                                    09255P107
                                 ==============
                                 (CUSIP NUMBER)

                                December 31, 2009
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X| Rule 13d-1(b)

| | Rule 13d-1(c)

| | Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of (S) 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 09255P107
--------------------------------------------------------------------------------

     Claymore Exchange-Traded Fund Trust, Claymore/Zacks Multi-Asset Income Index ETF
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
I.R.S. Identification Nos. of above persons (entities only):

     Claymore Exchange-Traded Fund Trust, Claymore/Zacks Multi-Asset Income Index ETF - Tax ID# 20-5318656

--------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) ___
     (b) _X_
--------------------------------------------------------------------------------
3. SEC Use Only
--------------------------------------------------------------------------------
4. Citizenship or Place of Organization:

     Claymore Exchange-Traded Fund Trust, Claymore/Zacks Multi-Asset Income Index ETF, Lisle, IL

--------------------------------------------------------------------------------

   Number of     5.    Sole Voting Power
    Shares
Beneficially by                73,696
   Owned by    -----------------------------------------------------------------
     Each        6.    Shared Voting Power
   Reporting
    Person     -----------------------------------------------------------------
     With:       7.    Sole Dispositive Power

                               73,696
               -----------------------------------------------------------------
                 8.    Shared Dispositive Power

--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

                     73,696
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

                 0.209%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

                 IV
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1. Names of Reporting Persons.

     Claymore Securities Defined Portfolios, Series 224, 273, 334, 378, 434, 465, 479, 503, 507, 509, 528, 553, 569, 572, 575,
     580, 589, 596, 613, 620, 635 and 636

I.R.S. Identification Nos. of above persons (entities only):

     Claymore  Securities  Defined  Portfolios,  Series 224 -- Tax ID# 137450877
     Claymore  Securities  Defined  Portfolios,  Series 273 -- Tax ID# 137488925
     Claymore  Securities  Defined  Portfolios,  Series 334 -- Tax ID# 205639678
     Claymore  Securities  Defined  Portfolios,  Series 378 -- Tax ID# 137554782
     Claymore  Securities  Defined  Portfolios,  Series 434 -- Tax ID# 137573681
     Claymore  Securities  Defined  Portfolios,  Series 465 -- Tax ID# 137586082
     Claymore  Securities  Defined  Portfolios,  Series 479 -- Tax ID# 137589023
     Claymore  Securities  Defined  Portfolios,  Series 479 -- Tax ID# 137589029
     Claymore  Securities  Defined  Portfolios,  Series 503 -- Tax ID# 137605870
     Claymore  Securities  Defined  Portfolios,  Series 507 -- Tax ID# 137605900
     Claymore  Securities  Defined  Portfolios,  Series 509 -- Tax ID# 137605903
     Claymore  Securities  Defined  Portfolios,  Series 528 -- Tax ID# 300492343
     Claymore  Securities  Defined  Portfolios,  Series 528 -- Tax ID# 300492344
     Claymore  Securities  Defined  Portfolios,  Series 553 -- Tax ID# 546806609
     Claymore  Securities  Defined  Portfolios,  Series 569 -- Tax ID# 616370058
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     Claymore  Securities  Defined  Portfolios,  Series 572 -- Tax ID# 616370061
     Claymore  Securities  Defined  Portfolios,  Series 575 -- Tax ID# 306187520
     Claymore  Securities  Defined  Portfolios,  Series 580 -- Tax ID# 306187564
     Claymore  Securities  Defined  Portfolios,  Series 580 -- Tax ID# 306187565
     Claymore  Securities  Defined  Portfolios,  Series 589 -- Tax ID# 276036904
     Claymore  Securities  Defined  Portfolios,  Series 596 -- Tax ID# 276089514
     Claymore  Securities  Defined  Portfolios,  Series 613 -- Tax ID# 276176919
     Claymore  Securities  Defined  Portfolios,  Series 620 -- Tax ID# 276225989
     Claymore  Securities  Defined  Portfolios,  Series 635 -- Tax ID# 276297976
     Claymore  Securities  Defined  Portfolios,  Series 636 -- Tax ID# 271245976


--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) __
     (b) __
--------------------------------------------------------------------------------
3. SEC Use Only
--------------------------------------------------------------------------------
4. Citizenship or Place of Organization:

     Claymore Securities Defined Portfolios, Series 224, Lisle, IL Claymore Securities Defined Portfolios, Series 273, Lisle, IL Claymore Securities Defined Portfolios, Series 334, Lisle, IL Claymore Securities Defined Portfolios, Series 378, Lisle, IL Claymore Securities Defined Portfolios, Series 434, Lisle, IL Claymore Securities Defined Portfolios, Series 465, Lisle, IL Claymore Securities Defined Portfolios, Series 479, Lisle, IL Claymore Securities Defined Portfolios, Series 503, Lisle, IL Claymore Securities Defined Portfolios, Series 507, Lisle, IL Claymore Securities Defined Portfolios, Series 509, Lisle, IL Claymore Securities Defined Portfolios, Series 528, Lisle, IL Claymore Securities Defined Portfolios, Series 553, Lisle, IL Claymore Securities Defined Portfolios, Series 569, Lisle, IL Claymore Securities Defined Portfolios, Series 572, Lisle, IL Claymore Securities Defined Portfolios, Series 575, Lisle, IL Claymore Securities Defined Portfolios, Series 580, Lisle, IL Claymore Securities Defined Portfolios, Series 589, Lisle, IL Claymore Securities Defined Portfolios, Series 596, Lisle, IL Claymore Securities Defined Portfolios, Series 613, Lisle, IL Claymore Securities Defined Portfolios, Series 620, Lisle, IL Claymore Securities Defined Portfolios, Series 635, Lisle, IL Claymore Securities Defined Portfolios, Series 636, Lisle, IL


--------------------------------------------------------------------------------

   Number of     5.    Sole Voting Power
    Shares
Beneficially by                901,862
   Owned by
     Each      -----------------------------------------------------------------
   Reporting     6.    Shared Voting Power
    Person
     With:     -----------------------------------------------------------------
                 7.    Sole Dispositive Power

                               901,862
               -----------------------------------------------------------------
                 8.    Shared Dispositive Power

--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

                     901,862
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

11. Percent of Class Represented by Amount in Row (9)

                 2.551%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

                 IV
--------------------------------------------------------------------------------


ITEM 1.        (a) Name of Issuer

                    BlackRock Advisors

               (b) Address of Issuer's Principal Executive Offices

                    P.O. Box 9011
                    Princeton, NJ 08543-9011

ITEM 2.        (a) Name of Person Filing

                    Claymore Securities, Inc. as Sponsor for the Claymore Securities Defined Portfolios Filing Entities

                    Claymore Advisors, LLC for the Claymore Exchange-Traded Fund Filing Entity

               (b) Address of Principal Business Office or, if none, Residence

                    2455 Corporate West Drive
                    Lisle, IL 60532

               (c) Citizenship

                    USA

               (d) Title of Class of Securities

                    Common Stock

               (e) CUSIP Number

                    09255P107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO (S) (S) 240.13D-1 (B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                    (a) |X|Broker or dealer registered under section 15 of the Act (15 U.S.C, 78o).

                    (b) | |Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                    (c) | |Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                    (d) | |Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

                    (e) |X|An investment adviser in accordance with SECTION240.13d-l(b)(l}(ii)(E);

                    (f) | |An employee benefit plan or endowment fund in accordance with SECTION240.13d-l(b)(l}(ii)(F);

                    (g) | |A parent holding company or control person in accordance with SECTION240.13d-l(b)(l)(ii)(G);

                    (h) | | A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                    (i) | | A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                    (j) | |A church plan that is excluded from the definition of
                    an  investment   company  under  section   3(c)(14)  of  the
                    Investment Company Act of 1940 (15 U.S.C. 80a-3);

                    (j) | | Group, in accordance with
                    SECTION240.13d-l(b)(l)(ii)(J).

ITEM 4. OWNERSHIP.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a) Amount  beneficially  owned:  975,558

               (b) Percent of class:  2.76%

               (c) Number of shares as to which the person  has:

                    (i) Sole power to vote or to direct the vote  975,558

                    (ii) Shared power to vote or to direct  the vote ______.

                    (iii) Sole power to dispose or to direct the disposition of 975,558

                    (iv) Shared power to dispose or to direct the disposition of ______.

      Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section N240.13d-3(d)(l).

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Instruction: Dissolution of a group requires a response to this item.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      If a parent holding company has filed this schedule, pursuant to Rule 13d-l(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-l(c) or Rule 13d-l(d), attach an exhibit stating the identification of the relevant subsidiary.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      If a group has filed this schedule pursuant to SECTION240.13d-l(b)(l)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to SECTION240.13d-l(c) or SECTION240.13d-I(d), attach an exhibit stating the identity of each member of the group.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

      Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

ITEM 10. CERTIFICATION

     (a) The following certification shall be included if the statement is filed pursuant to SECTION240.13d-1 (b):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     (b)The following certification shall be included if the statement is filed pursuant to SECTIONS240.13d-l(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.



                                            January 25, 2010
                         =======================================================
                                                  Date


                                          /s/ Kevin M. Robinson
                         =======================================================
                                                Signature

                               Kevin M. Robinson, Senior Managing Director,
                                 General Counsel and Corporate Secretary
                          Claymore Securities, Inc. and Claymore Advisors, LLC
                         -------------------------------------------------------
                                               Name/Title

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See SECTIONS240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)